Exhibit 99B.16.A

                        TURNER INVESTMENT PARTNERS, INC.
                     PERSONAL TRADING POLICY/CODE OF ETHICS

                                 January 1, 2001


A. Personal investments: An employee should consider himself the beneficial owner of those securities held by him, his spouse, his minor children, a relative who shares his house, or persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

B. Employees are barred from purchasing any securities (to include Common Stock and related Options, Convertible securities, Options, or Futures on Indexes) in which the firm has either a long or short position. If an employee owns a position in any security, he must get written preclearance from the Chairman or President to add to or sell the position. ALL SECURITY TRANSACTIONS (BUY OR SELL) REQUIRE WRITTEN CLEARANCE IN ADVANCE. Approval is good for 48 hours; if a trade has not been executed, subsequent approvals are necessary until the trade is executed. The Exception
     Committee (the Chairman, Vice Chairman, President, and Director of Compliance) must approve any exceptions to this rule.

C. Employees may not purchase initial public offerings. Private placements/Limited partnerships require written preclearance. Mutual Fund holdings are excluded from preclearance and reporting. IRA's, and Rollover IRA's that are selfdirected (i.e. stocks or bonds, not mutual funds), and ESOP's (Employee stock ownership plans) require preclearance.

     4.   Blackout   Restrictions:   Employees  are  subject  to  the  following
          restrictions when their purchases and sales of securities coincide with trades of Turner Clients (including investment companies):

     5. Purchases and sales within three days FOLLOWING a client trade. Employees are prohibited from purchasing or selling any security within three calendar days after a client transaction in the same (or a related) security. The Exception Committee must approve exceptions. If an employee makes a prohibited transaction without an exception the employee must unwind the transaction and relinquish any gain from the transaction to charity.

     6. Purchases within seven days BEFORE a client purchase. An employee who purchases a security within seven calendar days before a client purchases the same (or a related) security is prohibited from selling the security of a period of six months following the client's trade. The Exception Committee must approve exceptions. If an employee makes a prohibited sale without an exception within the six month period, the employee must relinquish any gain from the transaction to charity.

                        TURNER INVESTMENT PARTNERS, INC.
                     PERSONAL TRADING POLICY/CODE OF ETHICS

                                 January 1, 2001
                                     Page 2

     7. Sales within seven days BEFORE a client sale. An employee who sells a security within seven days before a client sells the same (or a related) security must relinquish to charity the difference between the employee's sale price and the client's sale price (assuming the employee's sale price is higher).

     8. These restrictions do not apply to proprietary investment partnerships for which the firm acts as an adviser in which the officers and employees of the adviser have an equity interest of less than 50%. These accounts may purchase the same or similar securities within the black out period, if the partnership trades with the block or after other clients. Where it is beneficial to client accounts and it is possible to do so, they should be blocked with the partnership account.

E. Short Term Trading Rule - Employees may not take PROFITS in any security in less than 60 days (includes Options, Convertibles and Futures). If an individual must trade with in this period, the Exception Committee must grant approval or the employee must relinquish such profits to charity. The closing of positions at a loss is not prohibited. Options that are out of the money may be exercised in less than 60 days. The proprietary partnerships may take profits in less than 60 days.

     5. Reporting: Consistent with the requirements of the Investment Advisers Act of 1940 - Rules 204-2 (a)(2) and (a)(3), and with the provisions of Rule 17j-1 of the Investment Company Act of 1940, all employees are considered access persons and must submit the following:

     9. Initial Holdings Report - within ten (10) days of hire, all new employees are required to file a signed and dated Initial Holdings Report, setting forth the title, the number of shares, and the principal amount of each covered security in which they have any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account is maintained in which any covered securities are held for their direct or indirect benefit.

     10. Annual Holdings Report - on an annual basis, all employees are required to file within thirty (30) days of year-end a signed and dated Annual Holdings Report listing all securities beneficially owned as of December 31st. Within this Report, all employees must list the title, the number of shares, and the principal amount of each covered security in which they had any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account

                        TURNER INVESTMENT PARTNERS, INC.
                     PERSONAL TRADING POLICY/CODE OF ETHICS

                                 January 1, 2001
                                     Page 3


          was maintained in which any covered securities were held for their direct or indirect benefit.

     11.  Quarterly  Transaction  Reports - All employees must submit within ten
          (10) days following the end of each calendar quarter a signed and dated report listing all transactions executed during that preceding calendar quarter, along with duplicate statements/confirmations. For each transaction, employees are required to list the date, the title, the interest rate (if applicable), the number of shares and the principal amount of each covered security involved; the nature of the transaction (i.e., purchase, sale, or other type of acquisition/disposition); the price at which the transaction was effected; and the name of any broker, dealer, or bank through which the transaction was effected. Statements are reviewed by one of the firm's Series 24 principals. Brokerage, IRA's, Rollover IRA's (which are selfdirected), ESOP's, private placements, and limited partnerships must all be reported as personal trading.

     12. Annual Certification - All employees are required to certify annually to the Compliance Department that: (i) they have read and understand the Personal Trading Policy/Code of Ethics; (ii) they have complied with all requirements of the Personal Trading Policy/Code of Ethics; and (iii) they have reported all transactions required to be reported under the Personal Trading Policy/Code of Ethics.

G. Violation of the Personal Investments/Code of Ethics policy may result in disciplinary action, up to and including termination of employment.